Exhibit 1

Media Relations	Analyst and Investor Relations
CEMEX	Fabián Orta / Scott Pollak
Jorge Pérez	+1 (212) 317-6011
+52 (81) 8259-6666	+52 (81) 8888-4327
jorgeluis.perez@cemex.com	ir@cemex.com

CEMEX UPDATES ITS GREEN FINANCING FRAMEWORK TO STRENGTHEN FUNDING FOR DECARBONIZATION TECH

•	CEMEX’s update to its Green Financing Framework aligns it with its more ambitious decarbonization goals announced in 2022.

•	Through this update, CEMEX will strengthen financing avenues for innovative technology needed to reach carbon neutrality.

MONTERREY, MEXICO. MARCH 1, 2023 – CEMEX, S.A.B. de C.V. (“CEMEX”) (NYSE: CX) announced today that it has updated its Green Financing Framework to align it with its more ambitious decarbonization goals. The update broadens the eligibility criteria for financing decarbonization technology, including carbon capture, utilization, and storage (CCUS), a crucial component of achieving carbon neutrality.

CEMEX’s Green Financing Framework, first issued in 2022, enables CEMEX to issue green financing instruments to finance or refinance eligible green projects in areas aligned with Future in Action, its sustainability and decarbonization program. Since then, the Science-Based Targets initiative (“SBTi”) has validated the company’s more ambitious goals for alignment with the 1.5ºC scenario. SBTi also validated CEMEX’s 2050 goal of becoming a net-zero CO2 company.

“The updated framework announced today represents an important step forward for CEMEX along its path towards fully integrating sustainability in our corporate financing strategy. This will also provide transparency to stakeholders as we execute on our sustainability roadmap, deploying exciting projects to contribute to the decarbonization of the construction industry,” said Maher Al-Haffar, CEMEX’s Chief Financial Officer and founding member of the UN Global Compact CFO Coalition for the SDGs.

The Framework is aligned with the ICMA and LMA Green Bond and Loan Principles 2021, according to the second-party opinion issued by Sustainalytics. Consistent with CEMEX’s commitment to transparency, all its stakeholders will have the ability to assess progress on the allocation of all net proceeds related to the Framework and their environmental impact through CEMEX’s Integrated Report annual update.

The Framework and Sustainalytics’ second-party opinion can be found in the following link:

https://www.cemex.com/en/investors/debt-information/sustainable-finance#navigate

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This press release contains forward-looking statements within the meaning of the U.S. federal securities laws. CEMEX intends these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. federal securities laws. These forward-looking statements reflect CEMEX’s current expectations and projections about future events based on CEMEX’s knowledge of present facts and circumstances and assumptions about future events, as well as CEMEX’s current plans based on such facts and circumstances. These statements necessarily involve risks, uncertainties, and assumptions that could cause actual results to differ materially from CEMEX’s expectations, including, among others, risks, uncertainties, and assumptions discussed in CEMEX’s most recent annual report and detailed from time to time in CEMEX’s other filings with the Securities and Exchange Commission, which factors are incorporated herein by reference, which if materialized could ultimately lead to CEMEX not reaching its stated goals in this press release or if reached, not producing the expected results. These factors may be revised or supplemented, but CEMEX is not under and expressly disclaims, any obligation to update or correct this press release or any forward-looking statement contained herein, whether as a result of new information, future events, or otherwise. Any or all of CEMEX’s forward-looking statements may turn out to be inaccurate. Accordingly, undue reliance on forward-looking statements should not be placed, as such forward-looking statements speak only as of the dates on which they are made. The content of this press release is for informational purposes only, and you should not construe any such information or other material as legal, tax, investment, financial, or other advice.